Exhibit 4.1

McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	55 Water Street, 45th Floor
Managing Director	New York, New York 10041
Securities Services	Tel 212-438-4417
Securities Evaluation
Fax 212-438-7748
frank ciccotto@standardandpoors.com

March 13, 2003

Salomon Smith Barney Inc.

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

JPMorgan Chase Bank

4 Chase MetroTech Center, 3rd Floor

Brooklyn, New York 11245

Re:	Tax Exempt Securities Trust, Intermediate Term Trust 62, Florida Trust 125, Maryland Trust 132 and New Jersey Trust 166

Gentlemen:

We have examined Registration Statement File Nos. 333-101336, 333-102604, 333-102952 and 333-102954 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Vice President

FAC/gmh

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